Exhibit 10.12

INCENTIVE BONUS PLAN
PURPOSE, SCOPE AND ADMINISTRATION
1.Purpose; Eligibility Period. The objective of this Incentive Bonus Plan (“Plan”) is to ﬁnancially incentivize and reward UserTesting’s eligible employees based upon UserTesting’s performance and for their individual contributions to the success of our company. This Plan shall be eﬀective as of the date of the underwritten initial public oﬀering of UserTesting, Inc. Common Stock pursuant to a registration statement that is declared eﬀective by the United States Securities and Exchange Commission, and is eﬀective for calendar year 2022 and each subsequent year, unless otherwise amended or terminated by UserTesting as set forth below. Each calendar year is referred to as an “Eligibility Period.”
2.Administration. This Plan is administered by the Compensation Committee of the Board of Directors (the “Plan Administrator”), which has the discretionary authority to interpret and administer the Plan, including all its terms, and to adopt rules and regulations to implement the Plan, as it deems necessary.
The approval of the Plan Administrator shall be required for:
•the approval of the Plan itself and any material amendments to the Plan;
•approval of the aggregate payout under the Plan;
•and approval of individual payouts under the Plan to UserTesting’s “Executive Oﬃcers” (as determined by the Board of Directors for purposes of Section 16 under the Securities Exchange Act of 1934).
The Plan Administrator hereby delegates to the UserTesting’s Chief Financial Oﬃcer (“CFO”) and the Chief Strategy Oﬃcer (“CSO”) (the “Executive Administrators” and together with the Plan Administrator, the “Administrators”) the day-to-day implementation and interpretation of the Plan, including the approval of individual payouts under the Plan to employees other than the Executive Oﬃcers, deﬁned below.
All of the foregoing may also be approved by the Board of Directors. Any action that requires the approval of the Executive Administrators must be approved unanimously, and any action that requires the approval of the Executive Administrators may instead also be approved by the Plan Administrator. The decisions of the Administrators are ﬁnal and binding and shall be given the maximum deference permitted by law.
3.Eligible Employees. Participation in the Plan is limited to: (a) certain designated full-time regular employees of UserTesting, Inc. and its group companies (collectively referred to as “UserTesting”); (b) who are employed by UserTesting during applicable Eligibility Period; and (c) who are not covered by any other bonus, commission, or incentive plan (“Eligible Employees”). Participation in the Plan for each Eligible Employee is eﬀective on the later of either January 1 of the Eligibility Period or the day the Eligible Employee commences as a full-time regular employee of UserTesting during an Eligibility Period. An Eligible Employee

INCENTIVE BONUS PLAN

may be considered ineligible for the Plan at any time and for any reason at the Administrators’ discretion regardless of whether he or she remains an employee of the UserTesting.
This Plan excludes employees who are not expressly classiﬁed by UserTesting as “regular,” including but not limited to temporary employees. Employees on leave of absence or extended vacation will be considered for a prorated bonus for both the UserTesting performance and individual performance (based upon their level of performance and contribution while actively employed during the plan year). The proration will be calculated based on the percentage of the year worked. The Administrators will determine the appropriate proration and his/her determinations shall be ﬁnal and binding.
Employees who participate in the Plan and who transfer to a new position not covered by this Plan and instead covered by another bonus, sales or incentive plan may be considered for a bonus calculated on a pro-rata basis for the applicable period. The Administrators will coordinate and administer this Plan with the other bonus, sales, or incentive plan and his/her/its determinations shall be ﬁnal and binding.
4.Changes in Plan. UserTesting reserves the right, in its sole discretion, to modify or terminate the Plan in total or in part, at any time. Any such change must be in writing and approved by the Plan Administrator. However, no modiﬁcation or termination shall apply retroactively as to cause a forfeiture of an earned bonus.
5.Interpretation of Plan. In the event of a question or dispute involving the interpretation or administration of the Plan, the Plan Administrator will interpret and administer the Plan. The decision of the Plan Administrator shall be made based upon its sole discretion, and shall be ﬁnal and binding. All inquiries should be in writing to the CSO, who will forward the inquiry to the Plan Administrator for consideration and decision within 30 business days.
6.Bonus Pool. Each Eligibility Period, the Plan Administrator, in its sole discretion, will establish a Bonus Pool, which may be established before, during or after the applicable Eligibility Period. Actual awards will be paid from the Bonus Pool.
7.Discretion to Determine Criteria. The Plan Administrator will, in its sole discretion, determine the performance goals applicable to any award. The goals may be on the basis of any such factors the Plan Administrator determines relevant, and may be on an individual, divisional, business unit or company-wide basis. Performance goals may be measured over the period of time determined by the Plan Administrator in its sole discretion. An Eligibility Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Plan Administrator desires to measure some (or all) performance criteria over six months, some (or all) criteria over 12 months and other criteria (if any) over fewer months. The performance goals may diﬀer from Eligible Employee to Eligible Employee and from award to award. Failure to meet the goals will result in a failure to earn the award, except as set forth in this Plan. As determined by the Plan Administrator, the performance goals may be based on GAAP or non-GAAP results and any actual results may be adjusted by the Plan Administrator for one-time items, unbudgeted or unexpected items, acquisition-related activities or changes in applicable accounting rules when determining whether the performance goals have been met. It is within

INCENTIVE BONUS PLAN

the sole discretion of the Plan Administrator to make or not make any such equitable adjustments.
8.Eligible Earnings. “Eligible Earnings” are deﬁned as base salary, prorated for hire date, base salary rate changes, bonus target percent changes and leaves of absence (proration based on 365 days in the year) that occur in the Eligibility Period. Eligible Earnings exclude UserTesting payments that are in addition to base salary including but not limited to payments for moving or relocation allowances, or other bonuses or earnings. Changes to base salary throughout the calendar year will be reﬂected in ﬁnal wages used to calculate the bonus.
9.Bonus Target. The “Bonus Target” is the percentage of Eligible Earnings to be paid out at 100% performance achievement, determined by each Eligible Employee’s position and communicated at the time of hire or as amended in writing. The bonus may be weighted based on individual performance to measurable objectives and UserTesting performance. The bonus can provide for payout above target for performance in excess of the individual performance factors and/or UserTesting performance factors.
The Plan Administrator reserves the right, in its sole discretion, to reduce or eliminate the amount of a bonus payment otherwise payable to an Eligible Employee. In addition, the Plan Administrator reserves the right, in its sole discretion, to increase the amount of an incentive payment otherwise payable to a Eligible Employee with respect to any period.
10.Bonus Vesting and Payments. Bonuses are earned on the date(s) determined by the Plan Administrator, either in whole or in part. Bonuses, if any, will be paid in cash, in accordance with all governing regulations and as determined by the Plan Administrator. All bonus payments will be made net of applicable withholdings and taxes.
11.Employment at Will. The employment of all Eligible Employees at UserTesting is for an indeﬁnite period of time and is terminable at will, at any time by either party, with or without cause being shown or advance notice by either party unless otherwise expressly agreed upon in a binding written contract duly executed by the parties. This Plan shall not be construed to create a contract of employment for a speciﬁed period of time between UserTesting and any Eligible Employee, or to change the at-will employment status applicable to any Eligible Employee.
12.General Provisions. Bonus payments represent unfunded and unsecured obligations of the UserTesting and a holder of any right hereunder in respect of any incentive payment shall have no rights other than those of a general unsecured creditor to the UserTesting. No Eligible Employee will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the Eligible Employee’s creditors or to attachment, execution or other process of law. The validity, construction, and eﬀect of the Plan, any rules and regulations relating to the Plan, and any bonus payment shall be determined in accordance with the laws of the State of Delaware (without giving eﬀect to principles of conﬂicts of laws thereof) and applicable Federal law. No incentive payment made under the Plan shall be intended to be deferred compensation under Section 409A of the Code and will be interpreted accordingly. The Plan is intended to be a “bonus program” as deﬁned under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and

INCENTIVE BONUS PLAN

administered in accordance with such intention. This Plan is the entire plan between UserTesting and Eligible Employees and supersedes all prior compensation or incentive plans or any written or verbal representations regarding the subject matter of this Plan.